Interim Consolidated Financial Statements

Big Rock Brewery Ltd.

September 30, 2002

(unaudited)

Big Rock Brewery Ltd.

CONSOLIDATED BALANCE SHEETS

As at

	September 30, 2002 $	March 31, 2002 $
	(unaudited)	(audited)
ASSETS
Current
Cash and cash equivalents	649,564	1,016,158
Accounts receivable	2,438,514	2,116,325
Inventories	3,450,863	2,896,052
Prepaid expenses and other	542,836	417,445
Investments	7,817	46,365
	7,089,594	6,492,345

Capital assets [note 1]	27,925,420	25,872,488
Long-term investment [note 1]	-----	227,222
Deferred charges	229,261	216,806
Goodwill [notes 1 and 2]	727,218	251,830
	35,971,493	33,060,691

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current
Bank indebtedness	741,150	1,857,882
Accounts payable and accrued liabilities	1,825,953	1,334,322
Income tax payable	972,224	468,894
Current portion of long-term debt	1,696,784	1,696,784
	5,236,111	5,357,882
Long-term debt [note 1]	1,450,501	1,502,275
Future income taxes [note 1]	4,711,235	4,416,400
	11,397,847	11,276,557

Shareholders’ equity
Share capital [note 3]	14,194,688	13,131,991
Retained earnings	10,378,958	8,652,143
	24,573,646	21,784,134
	35,971,493	33,060,691

See accompanying notes

Big Rock Brewery Ltd.

CONSOLIDATED STATEMENTS OF
OPERATIONS AND RETAINED EARNINGS

September 30

	Six Months Ended		Three Months Ended
	2002	2001	2002	2001
	$	$	$	$
	(unaudited)		(unaudited)

Revenue
Sales	21,603,455	19,724,651	11,269,829	10,519,665
Government taxes and commissions	4,890,747	5,224,049	2,420,131	2,719,432
	16,712,708	14,500,602	8,849,698	7,800,233
Cost of sales	6,609,296	5,746,141	3,398,328	3,027,006
Gross profit	10,103,412	8,754,461	5,451,460	4,773,227

Expenses
Selling, general and administrative	6,412,291	6,085,379	3,358,203	3,256,148
Interest	141,697	193,317	111,175	101,070
Amortization	802,262	639,654	441,912	339,654
	7,356,250	6,918,350	3,911,290	3,696,872

Income before income taxes	2,747,162	1,836,111	1,540,170	1,076,355

Current income tax expense	948,512	198,564	571,577	110,129
Future income tax expense	71,835	463,316	43,464	256,967
	1,020,347	661,880	615,041	367,096

Net income for the period	1,726,815	1,174,231	925,129	709,260
Retained earnings, beginning of period	8,652,143	7,484,082	9,453,829	7,899,328
Redemption of common shares	----	(49,725)	----	----
Retained earnings, end of period	10,378,958	8,608,588	10,378,958	8,608,588

Net income per share
Basic and diluted	0.32	0.23	0.17	0.14

See accompanying notes

Big Rock Brewery Ltd.

CONSOLIDATED STATEMENTS OF CASH FLOWS

Six-months ended September 30

	2002	2001
	$	$
	(unaudited)	(unaudited)

Operating Activities
Net income for the period	1,726,815	1,174,231
Items not affecting cash:
Amortization	830,400	639,654
Future income taxes	71,835	463,316
	2,629,050	2,277,201
Net change in non-cash working capital	(243,485)	(341,077)
Cash provided by operating activities	2,385,565	1,936,124

Financing Activities
Decrease in bank indebtedness	(1,116,732)	(1,072,811)
Repayment of long-term debt	(919,524)	(914,783)
Share repurchase	—	(107,998)
Shares issued by private placement	—	990,000
Shares issued on exercise of options	287,698	—
Cash used in financing activities	(1,748,558)	(1,105,592)

Investing Activities
Purchase of capital assets	(763,295)	(1,565,409)
Deferred charges	(25,306)	—
Acquisition of Bear View	(215,000)	—
Cash used in investing activities	(1,003,601)	(1,565,409)

Net decrease in cash	(366,594)	(734,877)
Cash and cash equivalents, beginning of period	1,016,158	1,602,202
Cash and cash equivalents, end of period	649,564	867,325

See accompanying notes

Big Rock Brewery Ltd.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

September 30, 2002

These unaudited interim consolidated financial statements should be read in conjunction with Big Rock Brewery Ltd.’s (the “Company's”) annual audited consolidated financial statements as at and for the year ended March, 31, 2002. Accounting policies and methods followed in the preparation of these financial statements are the same as those summarized in note 2 to the consolidated financial statements for the year ended March 31, 2002 except as noted below.

1. ACQUISITIONS

On July 1, 2002 the Company completed the acquisition of 100% of the issued and outstanding shares of Bear Brewing Company Ltd. ("Bear") in exchange for 100,000 shares of Big Rock Brewery Ltd. valued at $7.75 per share. Bear is a British Columbia based company that produces and markets its own brands of specialty draught and bottled beer. Simultaneously, the Company exercised its option to increase its ownership of Bear View Developers Ltd. ("Bear View") from 50% to 100% for consideration of $215,000 cash. Bear View owns the land and building from which Bear operates its brewery. The acquisitions have been accounted for using the purchase method with the results of operations of Bear and Bear View accounted for from the date of acquisition.

The following table summarizes the estimated fair value of the assets acquired and the liabilities assumed from these transactions, including acquisition costs, in the current period:

	Bear $	Bear View $

Working capital	277,612	(2,331)
Capital assets	650,000	1,409,553
Goodwill	475,388	—
	1,403,000	1,407,222
Long-term debt assumed	(500,000)	(870,000)
Future income taxes	(128,000)	(95,000)
Consideration paid for initial 50% interest in Bear View	—	(227,222)
	775,000	215,000

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Big Rock Brewery Ltd.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

September 30, 2002

2. CHANGES IN ACCOUNTING POLICY

Goodwill

On April 1, 2002, the Company adopted the new Canadian Institute of Chartered Accountants’ (“CICA”) recommendations on the accounting for goodwill and other intangible assets. Previously, the Company amortized goodwill over 20 years. Under the new recommendations, goodwill is no longer amortized but is instead subjected to an impairment test at least annually with any resulting impairment charged to earnings. There was no impairment of goodwill upon adoption of this standard.

Stock Compensation

On April 1, 2002, the Company adopted the new CICA recommendations on the accounting for stock-based compensation and other stock-based payments.  The Company has applied the change prospectively for new awards and has chosen not to recognize compensation expense when stock options with no cash settlement feature are granted to employees and directors under the stock option plan.

The new recommendations require that stock-based payments to non-employees be accounted for in accordance with the fair value method.  The fair value of direct awards of stock is determined based on the quoted market price of the Company’s stock and the fair value of stock options are determined using the Black-Scholes option pricing model.

This new standard requires the disclosure of pro-forma net income as if the Company had accounted for its employee stock options granted after March 31, 2002 under the fair value method.  During the three month period ended September 30, 2002 there were 30,250 stock options granted at an exercise price of $7.23

	Three Months Ended September 30, 2002 $	Six Months Ended September 30, 2002 $

Net income for the period as reported	925,129	1,726,815
Compensation expense	35,566	35,566
Pro forma net income for the period	889,563	1,691,249

Reported earnings per share – basic and diluted	0.17	0.32
Compensation expense per share	—	—
Pro forma earnings per share – basic and diluted	0.17	0.32

The estimated fair value of stock options was determined using the Black-Scholes model using the following weighted average assumptions:

2002

Risk free interest rate (%)	2.83
Estimated hold period prior to exercise (years)	4.00
Volatility in the price of the Company’s common shares (%)	28.00
Dividend Yield (%)	0.00

The weighted average fair value of the stock options granted in the period was $1.90.

3. ISSUED AND OUTSTANDING COMMON SHARES

	Shares #	Amount $

Balance as at March 31, 2002	5,241,556	13,131,991
Shares issued on exercise of stock options	35,800	175,480
Balance as at June 30, 2002	5,277,356	13,307,471
Shares issued for acquisition of Bear	100,000	775,000
Shares issued on exercise of stock options	22,800	287,698
Balance as at September 30, 2002	5,400,156	14,194,689

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